EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Thomas, McNerney & Partners' Investment Will Fund Operating and Growth Initiatives

BRANFORD, Conn., June 9, 2011 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today announced that it has closed a private placement with Thomas, McNerney & Partners for the issuance of a combination of a Convertible Preferred Stock and non-voting Exchangeable Preferred Stock for gross proceeds of $15,000,000. The Company intends to use the proceeds to fund its ongoing operating and growth initiatives related to its FORE-SIGHT® Absolute Tissue Oximeter business and its Traditional Monitoring Products segment.

Net proceeds of the transaction will be approximately $13.7 million. Roth Capital Partners served as exclusive placement agent for the private placement.

"We are thrilled to have a firm of the caliber of Thomas, McNerney & Partners provide us with this critical growth capital," said Thomas M. Patton, President and CEO of CAS Medical Systems. "Their vast experience in the healthcare field and their experience working with emerging companies will enhance our competitive posture going forward. We believe this capital will assist us in achieving our financial goals of long-term growth and profitability."

As part of the transaction, two representatives of Thomas McNerney & Partners, James Thomas and Kathleen Tune, have agreed to join the Company's Board of Directors. Contemporaneous with the close of the transaction, current Board members Louis Scheps and Jerome Baron stepped down.

"We share CASMED's passion regarding the potential of FORE-SIGHT to dramatically improve patient outcomes in critical care," said James Thomas, the founding partner of Thomas, McNerney & Partners. "We look forward to working with CASMED's high quality management team as they continue to build a strong franchise in tissue oximetry and other patient monitoring products."

The Series A Convertible Preferred Stock has a conversion price of $2.82 per common share equivalent, representing an 11.5% premium to Tuesday's closing price, and carries a dividend of 7%. Following the closing of the financing, the Company will seek approval from its shareholders to amend the terms of the non-voting Series A Exchangeable Preferred Stock to be equivalent to the Series A Convertible Preferred Stock. In the interim, the Series A Exchangeable Preferred Stock carries a dividend of 10% which may escalate under certain circumstances. The Company is also required to file a registration statement with the Securities and Exchange Commission to permit the resale of the shares of underlying common stock.

"We look forward to working with James Thomas and Kathleen Tune as Directors," said Mr. Patton, "but it is with sadness that we accept the resignations of Mr. Scheps and Mr. Baron. Each has served this Company well and in various roles for over two decades. We thank them sincerely for their leadership, their insights and their dedication."

The Company believes that this capital infusion will also cure the Company's deficiency under the NASDAQ Global Market listing rules requiring a minimum of $10 million in stockholders' equity.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws.

About Thomas, McNerney & Partners

Thomas, McNerney & Partners is a health care venture capital firm with approximately $600 million under management, focused on investing in life science and medical technology companies at all stages of development. In addition to structured financings of public companies, the firm provides growth capital to emerging companies to advance clinical development or for product commercialization. Thomas, McNerney & Partners also helps entrepreneurs launch companies with seed and early stage funding, and is involved in recapitalizations, buyouts of products and divisions from major medical device and pharmaceutical companies, and consolidating companies through roll-up strategies. The firm has offices in Connecticut, Minnesota and California. For further information, please visit www.tm-partners.com.

About CASMED®- Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Tissue Oximeter is the only cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for all patients -- adult, pediatric and neonatal -- regardless of age or weight. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Absolute Tissue Oximeter, and Traditional Vital Signs Monitoring, including bedside patient vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, neonatal intensive care supplies, and service. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates. For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, customer acceptance of the Company's products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2010 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective", "plan," "possible," "potential", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CONTACT:   Company Contact
CAS Medical Systems, Inc.
Susan Carron
Director of Corporate Communications
203-488-6056
ir@casmed.com